Filed Pursuant To Rule 433

Registration No. 333-278880

June 26, 2024

From: Marketing @ CoinDesk <marketing@coindesk.com>
Date: Wednesday, June 26, 2024 at 10:20
To: Andrew DeCaro <Andrew@grayscale.com>
Subject: Ethereum investing begins with ETHE

Sponsored by Grayscale Ethereum investing begins with ETHE Grayscale Ethereum Trust ETHE_ If you’re looking for another way to add exposure to Ethereum, look for Grayscale Ethereum Trust (symbol: ETHE). ETHE can be found right in your brokerage or retirement account, the same way you’d search for stocks and bonds. ETHE may also be held in certain tax-advantaged accounts, which may offer benefits you may not get by investing in Ethereum directly.

As ETHE’s sponsor since its inception in 2017, Grayscale is one of the only asset managers with experience operating an Ethereum investment vehicle.

So, if you’re looking for another way to hold Ethereum, look no further than ETHE. Get Started Grayscale Ethereum Trust (ETHE) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.

The Grayscale Ethereum Trust (ETHE) (the “Trust”) is not a fund registered under the Investment Company Act of 1940 and is not subject to regulation under the Investment Company Act of 1940, unlike most mutual funds or ETFs. Copyright © 2024 CoinDesk, All rights reserved.

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Grayscale Ethereum Trust (ETHE) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.